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                                                                 EXHIBIT 5-C

U S WEST, Inc.
Suite 480
7800 East Orchard Road
Englewood, Colorado 80111
(303) 793-6626
Stephen E. Brilz
Corporate Counsel


                                   October 24, 1996



U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado 80111

          Re:  Public Offering of Securities

          I have examined the Registration Statement on Form S-3 filed contemporaneously herewith (the "Abbreviated Registration Statement") by U S WEST, Inc., a Delaware corporation ("U S WEST"), U S WEST Capital Funding, Inc., a Colorado corporation ("Capital Funding"), and U S WEST Financing II, a Delaware business trust (the "Trust"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of preferred securities of the Trust (the "Preferred Securities") and subordinated debt securities of Capital Funding (the "Subordinated Debt Securities"). The Subordinated Debt Securities will be fully and unconditionally guaranteed by U S WEST (the "Debt Guarantees"). The Subordinated Debt Securities and the Debt Guarantee will be issued in accordance with the provisions of an indenture, dated as of September 6, 1995, as amended (the"Indenture"), among U S WEST, Capital Funding and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The Preferred Securities will be guaranteed by U S WEST in the manner and to the extent set forth in a Guarantee Agreement (the "Preferred Securities Guarantees"). I have also examined the Registration Statement of U S WEST, Capital Funding and the Trust on Form S-3 (File Nos. 33-57889, 33-57889-01 and 33-57889-03), which was declared effective on October 31, 1995 (the "Initial Registration Statement"), including the Prospectus contained therein (the "Prospectus"), which relates to preferred securities of the Trust and subordinated debt securities of Capital Funding to be offered for sale to the public together with the Preferred


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Securities and Subordinated Debt Securities. The Initial Registration Statement
has been incorporated by reference into the Abbreviated Registration Statement.

          I have examined U S WEST's restated certificate of incorporation and bylaws, as amended, Capital Funding's Articles of Incorporation and bylaws, as amended, the form of Indenture and such other documents, certificates and matters of fact as I have deemed necessary for purposes of this opinion. I am familiar with the proceedings taken and proposed to be taken by U S WEST and Capital Funding in connection with the proposed authorization, issuance and sale of the Preferred Securities, Preferred Securities Guarantees, Subordinated Debt Securities and Debt Guarantees.

          Based upon the foregoing, and in reliance thereon, it is my opinion that:

          1. Capital Funding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          2. The execution and delivery of the Subordinated Debt Securities and the Indenture by Capital Funding have been duly authorized by all necessary corporate action of the part of Capital Funding.

          I hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement, and I further consent to the use of my name under the caption "Legal Opinions" in the Prospectus and to the use of my name under the caption "Legal Matters" in any prospectus supplement filed in connection with the issuance of Preferred Securities or Subordinated Debt Securities.

                                       Very truly yours,

                                       /s/ Stephen E. Brilz
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                                       Stephen E. Brilz







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